UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 25, 2013
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02          RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 25, 2013, TOR Minerals International, Inc. (the "Company") announced its financial results for the second quarter ended June 30, 2013. Results for the second quarter of 2013 as compared to the second quarter of 2012 included:

  2Q13 revenue decreased 24% to $10.7 million
  2Q13 diluted net income of $150,000 versus 2Q12 diluted net income of $1.6 million
  2Q13 diluted earnings per share of $0.04 versus 2Q12 diluted earnings per share of $0.45
  Shareholders' equity as of June 30, 2013 was $11.88 per diluted share, versus $12.00 as of December 31, 2012
Revenue by Product Group (in 000's)	2Q13	2Q12	% Change
TiO2 Pigments	$4,364	$7,485	-42%
Specialty Aluminas	4,040	4,578	-12%
Barium Sulfate and Other Products	2,328	2,045	14%
Total	$10,732	$14,108	-24%

* BARYPREM sales have been reclassified from Specialty Aluminas to "Other" which consists of Barium Sulfate and Other Specialty Minerals to make comparisons more meaningful.

As expected, revenue from titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, continued to be affected by weakness in the broader market for TiO2. Specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD®, declined 12 percent during the quarter, which was primarily related to variations in the order patterns of two large customers.   Barium sulfate and other product sales increased 14 percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States.

During the second quarter of 2013, gross margin decreased to 16.0 percent of revenue, versus 26.0 percent during the same period a year ago, and was 2.9 percentage points greater than the first quarter of 2013.  The decrease in year-over-year gross margin comparisons was primarily due to lower average selling prices and increased raw material costs.  Operating expenses decreased 2.9 percent to $1.4 million.  During the second quarter, net income to common shareholders was $150,000, or $0.04 per diluted share, as compared to net income of $1.6 million, or $0.45 per diluted share, during the same period a year ago.

Commenting on results, Dr. Olaf Karasch, CEO of TOR Minerals, said, "Our strategic focus remains on product innovation and continued reduction in production costs.  As our new value-added products continue to gain market acceptance, we are focusing on achieving significant growth from our specialty alumina products over the next year. While we expect near-term profitability to continue to be negatively affected by lower prevailing TiO2 prices and the increased costs for related raw materials and energy, we also expect that fixed cost absorption in our Malaysian SR plant should improve through the balance of the year.  In addition, we expect the incremental investments in our Malaysian SR plant to improve yields and reduce production costs."

"Based on more favorable customer inventory levels and commentary from large TiO2 commodity producers, we are cautiously optimistic for a market recovery during second half of the year.  In addition, we continue to innovate and have had success with our new premium TiO2 color pigment product, TIOPREM, which saw a 52 percent growth during the first half of 2013 and represented 13 percent of our TiO2 product sales. Longer term, we believe the demand and supply characteristics in the TiO2 industry will continue to create attractive opportunities for TOR Minerals, as customers increasingly discover the value-added attributes of substituting our HITOX® and TIOPREM® products for commodity TiO2," said Dr. Karasch.

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TOR Minerals will host a conference call at 4:00 p.m. CDT on July 25, 2013, to further discuss its second quarter results. The call will be simultaneously webcast, and can be accessed via the "News" section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 417461.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated July 25, 2013, announcing the Company's second quarter ended June 30, 2013 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: July 30, 2013	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 25, 2013, announcing the Company's second quarter ended June 30, 2013 financial results
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